EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com
(310) 482-5830	(310) 482-5942
invrel@stamps.com	enash@stamps.com

STAMPS.COM ANNOUNCES RECORD NON-GAAP EARNINGS PER SHARE OF $0.62

Non-GAAP Operating Income up 21%; Non-GAAP Earnings Per Share up 24%

El Segundo, CA – October 23, 2013 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the third quarter ended September 30, 2013.
Highlights for the third quarter:

•	Core PC Postage revenue was $29.5 million, up 9% from the third quarter of 2012.
•	Total revenue was $31.2 million, up 7% compared to the third quarter of 2012.
•	Non-GAAP operating margin was 32.3% compared to 28.8% in the third quarter of 2012.
•	GAAP net income was $8.8 million or $0.53 per fully diluted share, including $1.3 million in stock-based compensation expense.
•	On a non-GAAP basis, excluding the stock-based compensation expense, income from operations was $10.1 million, net income was $10.1 million and net income per fully diluted share was $0.62, up 21%, 22% and 24%, respectively, versus the third quarter of 2012.

"We are pleased with the continued strength of our business and earnings growth this quarter,” said Ken McBride, Stamps.com Chairman and CEO. “In addition to our overall earnings growth in our traditionally slowest seasonal quarter, during the third quarter we achieved our highest non-GAAP operating margin in the history of the Company, and we saw continued strong growth in our enterprise and high volume shipping businesses.  As a result of our third quarter performance, we raised our 2013 guidance today.”

Third Quarter 2013 Detailed Results

Core PC Postage revenue, which includes our small business, enterprise and high volume shipping customer segments, and excludes our enhanced promotion and PhotoStamps revenue, was $29.5 million, up 9% versus the third quarter of 2012. Non-core PC Postage revenue from the enhanced promotion channel which includes our online programs where additional promotions are provided directly by marketing partners, was $0.7 million which was down 5% versus the third quarter of 2012. PhotoStamps revenue was $1.0 million which was down 14% versus the third quarter of 2012 as the Company continues to minimize its investment in this area.  PC Postage gross margin was 80.8%, PhotoStamps gross margin was 22.4% and total gross margin was 78.9%.

Third quarter GAAP net income was $8.8 million. On a per share basis, total third quarter 2013 GAAP net income was $0.53 based on 16.4 million fully diluted shares outstanding. Third quarter 2013 GAAP net income was reduced by $1.3 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

Third Quarter Fiscal 2013
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$6.45	$0.13	$6.58
Research & Development	2.49	0.35	2.84
Sales & Marketing	8.84	0.26	9.10
General & Administrative	3.36	0.60	3.96

Total Expenses	21.14	1.34	22.48

Gross Margin	79.3%	(0.4%)	78.9%

Income (Loss) from Operations	10.11	(1.35)	8.76

Operating Margin	32.3%	(4.3%)	28.0%

Interest and Other Income	0.09	-	0.09

Pre-Tax Income (Loss)	10.20	(1.35)	8.85

Provision for Income Taxes	(0.09)	-	(0.09)

Net Income	10.11	(1.35)	8.76

On a diluted per share basis	$0.62	$(0.08)	$0.53

Shares used in per share calculation	16.39	16.39	16.39

Excluding the stock-based compensation expense, third quarter 2013 non-GAAP operating income was $10.1 million and non-GAAP net income was $10.1 million or $0.62 per share based on 16.4 million fully diluted shares outstanding. This compares to third quarter 2012 non-GAAP operating income of $8.4 million and non-GAAP net income of $8.3 million or $0.50 per share based on fully diluted shares outstanding of 16.7 million. Thus, third quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 21%, 22% and 24% year-over-year, respectively.

Stamps.com has approximately $200 million in federal Net Operating Losses (NOLs) and $100 million in state NOLs. The Company estimates its ownership shift was approximately 21% as of September 30, 2013, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the third quarter of 2013, the Company did not repurchase any shares. On October 16, 2013, the Board of Directors approved a new share repurchase program that replaces all prior repurchase programs and authorizes the Company to repurchase up to 1.0 million shares of Stamps.com stock during the next six months.

Business Outlook

Stamps.com expects 2013 total revenue to be in a range of $125 to $135 million. GAAP net income per share for 2013 is expected to be in a range of $1.93 to $2.13; this compares to previous guidance of $1.73 to $1.93. GAAP net income per share includes approximately $4.5 million of stock-based compensation expense. Excluding the stock-based compensation expense, 2013 non-GAAP net income per fully diluted share is expected to be in a range of $2.20 to $2.40; this compares to previous guidance of $2.00 to $2.20.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past seven years and current year-to- date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012
Revenues:
Service	$24,505	$22,631	$74,241	$65,799
Product	3,885	3,495	12,436	10,876
Insurance	1,854	1,774	5,517	5,138
PhotoStamps	1,001	1,170	3,260	3,771
Other	-	1	1	7
Total revenues	31,245	29,071	95,455	85,591
Cost of revenues:
Service	3,833	3,720	12,403	11,788
Product	1,315	1,271	4,322	4,009
Insurance	659	573	1,976	1,670
PhotoStamps	777	929	2,623	2,927
Total cost of revenues	6,584	6,493	21,324	20,394
Gross profit	24,661	22,578	74,131	65,197
Operating expenses:
Sales and marketing	9,095	8,915	29,270	28,797
Research and development	2,844	2,625	8,187	7,837
General and administrative	3,961	3,953	11,553	11,233
Total operating expenses	15,900	15,493	49,010	47,867
Income from operations	8,761	7,085	25,121	17,330

Interest and other income, net	92	122	341	409
Income before income taxes	8,853	7,207	25,462	17,739
Income tax expense (benefit)	90	230	180	(11,521)
Net income	$8,763	$6,977	$25,282	$29,260
Net income per share:
Basic	$0.55	$0.43	$1.63	$1.80
Diluted	$0.53	$0.42	$1.56	$1.72
Weighted average shares outstanding:
Basic	15,816	16,103	15,545	16,273
Diluted	16,389	16,675	16,184	17,015

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2013	2012

ASSETS
Cash and investments	$83,544	$46,619
Accounts receivable	9,463	14,432
Other current assets	5,802	5,602
Property and equipment, net	29,516	28,631
Intangible assets, net	1,097	1,262
Deferred tax	30,549	30,549
Other assets	4,528	3,757
Total assets	$164,499	$130,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$13,112	$16,366
Deferred revenue	1,404	1,532
Total liabilities	14,516	17,898

Stockholders' equity:
Common stock	51	50
Additional paid-in capital	665,794	649,694
Treasury Stock	(159,522)	(155,260)
Accumulated deficit	(356,499)	(381,781)
Accumulated other comprehensive income	159	251
Total stockholders' equity	149,983	112,954
Total liabilities and stockholders' equity	$164,499	$130,852